EXHIBIT 99.1

Home BancShares, Inc. and Centennial Bank Name Chief Operating Officer

CONWAY, Ark., Aug. 17, 2015 (GLOBE NEWSWIRE) -- Home BancShares, Inc. (NASDAQ:HOMB) ("Home" or "the Company"), and its wholly-owned subsidiary, Centennial Bank ("Centennial"), today announced its Board of Directors has named John "Stephen" Tipton as Chief Operating Officer of Home and Centennial, effective August 17, 2015. Mr. Tipton previously served as a Regional Vice President of Centennial.

"Stephen has demonstrated exceptional leadership and an ability to deliver results throughout his career," said John Allison, Chairman.  "He has excellent leadership skills and a deep understanding of the Company and the markets we serve. His banking and leadership experience will be a tremendous asset as we expand our markets and capitalize on growth opportunities."

Tracy French, President and Chief Executive Officer of Centennial, adds, "We are fortunate to have talented leaders to promote from within. Our continued growth has made it necessary for us to add to our executive management team and Stephen's extensive industry experience and deep expertise in banking make him an ideal choice as Chief Operating Officer.  I look forward to partnering with him in managing our business and executing our growth strategy going forward."

Mr. Tipton began his banking career in 2005 and joined Centennial in 2006. Prior to becoming Regional Vice President, Mr. Tipton served as Director of Credit Risk Management. Additionally, during his tenure at Centennial, Mr. Tipton has gained a vast array of experience in retail, business development, lending and acquisitions. Mr. Tipton was the recipient of the 2012 Chairman's Award, chosen by Mr. Allison, Chairman, and is a graduate of the University of Arkansas at Fayetteville.

General

Home BancShares, Inc. is a bank holding company, headquartered in Conway, Arkansas. Our wholly-owned subsidiary, Centennial Bank, provides a broad range of commercial and retail banking plus related financial services to businesses, real estate developers, investors, individuals and municipalities. Centennial Bank has branch locations in Arkansas, Florida, South Alabama and a loan production office in New York City. The Company's common stock is traded through the NASDAQ Global Select Market under the symbol "HOMB."

This release contains forward-looking statements regarding the Company's plans, expectations, goals and outlook for the future. Statements in this press release that are not historical facts should be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements of this type speak only as of the date of this news release. By nature, forward-looking statements involve inherent risk and uncertainties. Various factors, including, but not limited to, economic conditions, credit quality, interest rates, loan demand, the ability to successfully integrate new acquisitions and changes in the assumptions used in making the forward-looking statements, could cause actual results to differ materially from those contemplated by the forward-looking statements. Additional information on factors that might affect Home BancShares, Inc.'s financial results is included in its Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Securities and Exchange Commission (the "SEC") on February 27, 2015, and in its Registration Statement on Form S-4 filed with the SEC on July 2, 2015 and amended on July 15, 2015.

CONTACT: Home BancShares, Inc.
         Jennifer C. Floyd
         Chief Accounting Officer &
         Investor Relations Officer
         (501) 339-2929